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                                                                    EXHIBIT 23.2

              CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


Interact Medical Technologies Corporation



     We hereby consent to the use in the Prospectus constituting a part of Amendment No. 1 to this Registration Statement on Form S-1 of our report dated April 25, 1996, except as to Notes 1 and 10, which are as of June 27, 1996, relating to the financial statements of Interact Medical Technologies Corporation, which is contained in that Prospectus. Our report contains an explanatory paragraph regarding uncertainties as to the ability of the Company to continue as a going concern.


     We also consent to the reference to us under the caption "Experts" in the Prospectus.


                                          /s/ BDO SEIDMAN, LLP


                                          BDO SEIDMAN, LLP

SEATTLE, WASHINGTON

NOVEMBER 21, 1996